Exhibit 10.8

SUBLEASE

3550 Tyburn Street, Unit 100 and Unit 101, Los Angeles, California 90065

This Sublease (this “Sublease”), is entered by and between R.R. Donnelley & Sons Company, a Delaware corporation (“Sublessor”) and Xos, Inc., a Delaware corporation (“Sublessee”) and is acknowledged by RIF V – Glendale Commerce Center, LLC, a California limited liability company (“Master Lessor”) on February 2, 2021 but shall be of no force and effect unless and until the Sublease Commencement Date occurs.

1.	Reference Data and Preliminary Terms. All capitalized terms used in this Sublease shall have the meanings ascribed to them in the Master Lease (as such term is defined below) unless otherwise defined in this Sublease. Each reference in this Sublease to any of the following subjects shall be construed to incorporate the data stated for that particular subject in this Section 1:

Master Lease: That certain Multi-Tenant Industrial Net Lease, dated as of August 7, 2006, as amended by December 27, 2007 Commencement Date Memorandum, October 9, 2014 First Amendment to Lease, and June 10, 2015 Commencement Date Memorandum (collectively, the “Master Lease”), by and between Master Lessor, as Lessor, and Sublessor, as Lessor, a correct and complete copy of which is attached hereto as Exhibit A and incorporated herein by reference.

Master Landlord: RIF V – Glendale Commerce Center, LLC (with an address for notice purposes as set forth in the Master Lease or modified pursuant thereto).

Sublessor: R. R. Donnelley & Sons Company (with the following address for payments of Rent: MacMunnis, Inc., 321 N. Clark St., Suite 940, Chicago, IL 60654; and the following address for notices: 35 W. Wacker Dr., 36th Floor, Chicago, IL 60601, Attention: Director of Real Estate, with a copy to Vedder Price, 222 N. LaSalle St., 26th Floor, Chicago, IL 60601, Attention: Danielle Cassel)

Sublessee: Xos, Inc. (with the following addresses for notices: 11347 Vanowen St., North Hollywood, CA 91605 until the Sublease Commencement Date, and at the Premises, thereafter.

Premises: The Premises under the Master Lease, consisting of 85,142 rentable square feet.

FF&E: The furniture, fixtures and equipment of Sublessor located in the Premises on the Sublease Commencement Date, which FF&E shall: (i) include, without limitation one compressor and five office desks; and (ii) exclude the equipment and fixtures set forth in Schedule A hereto (the “Excluded Fixtures and Equipment”).

Master Lease Termination Date: The termination date under the Master Lease, whether by expiration or earlier termination, but in no event later than December 31, 2021. For the avoidance of doubt, Sublessee is not hereby granted, and shall in no event hold or exercise, any option to renew the Master Lease or this Sublease, including, without limitation, the option to renew set forth in Section 6 of the October 9, 2014 First Amendment to the Master Lease.

Sublease Term: The Sublease Commencement Date through the Sublease Termination Date.

Sublease Commencement Date: The first date on which Sublessee and Sublessor have both executed this Sublease and Master Lessor has executed the acknowledgment hereto. For the avoidance of doubt, Sublessee shall first transmit to Sublessor its executed signature page hereto, together with the Security Deposit and a certificate reflecting Sublessee has obtained and is maintaining the required insurance coverages in the appropriate amounts required hereunder. On the same or next Business Day of receipt, Sublessor shall countersign this Sublease and transmit to Master Lessor for its signature. This Sublease shall be of no further force and effect in the event the Sublease Commencement Date has not occurred prior to February 5, 2021 (or such later date to which Sublessor and Sublessee consent in writing, which written consent shall not be deemed an amendment hereto).

Sublease Termination Date: The earliest of (i) November 30, 2021 (“Initial Termination Date”); (ii) the date on which this Sublease is terminated in accordance with its terms; and (iii) the Master Lease Termination Date; provided, however, the Initial Termination Date may be extended to December 31, 2021, if (a) Sublessee, at Sublessee’s option but no later than October 31, 2021, provides Sublessor with written notice requesting such extension, together with a detailed move-out plan in accordance with Sublessee’s obligations hereunder and a copy of one or more written contracts evidencing that Sublessee has, through purchase, lease, or sublease, obtained replacement premises that are vacant as of the notice date and that Sublessee may unconditionally occupy no later than December 23, 2021 (ii); and (b) Sublessor determines, in its reasonable discretion, that such move-out plan, written contracts, and one-month extension of the Initial Termination Date will not cause a holdover under either the Sublease or Master Lease.

Rent: (i) monthly triple net rent of $0.50 per rentable square foot of the Premises (“Sublease Base Rent”), (subject, however, to any potential abatement under Section 2(b)(v) hereof) and prorated for the initial month if the Sublease Commencement Date is other than the first day of the month; plus (ii) all amounts otherwise payable by Sublessor for taxes and operating expenses under the Master Lease incurred after the Sublease Commencement Date; plus (iii) all other amounts owed by Sublessee to Sublessor pursuant to the terms of this Sublease, including but not limited to those described in Section 3 hereof.

Sublessee Use: Office, inventory, assembly, and warehouse space for Sublessee’s primary business, which is the development, design, sales, assembly and distribution of electric commercial vehicles and their component parts. Sublessee will use the following common hazardous materials in the production of its vehicles and component parts; (i) acetone; (ii) epoxy; (iii) fiberglass; (iv) isopropyl; (v) Loctite-435; (vi) silicone and (vii) teroson (which may cause eye and skin irritation).

2.	Premises.

(a)	Subject to, and with the benefit of, the provisions of this Sublease, Sublessor hereby subleases the Premises to Sublessee, and Sublessee hereby subleases the Premises from Sublessor, but only for the Sublease Term and Sublessee Use. Sublessee’s employees, agents and visitors also may exercise Sublessor’s parking rights under the Master Lease, if any, and without representation or warranty whatsoever by Sublessor, with respect to one hundred and one (101), common use, vehicular parking spaces.

(b)	The Premises shall be subleased in their “as is” condition, without improvements or alterations to the Premises and without express or implied representations, warranties, or covenants regarding the Premises from either Landlord or Sublessor, except as set forth in this Section 2(b). Sublessor and Sublessee hereby covenant as set forth below:

(i)	Sublessor covenants that those mechanical systems serving the Premises that are Sublessor’s responsibility as lessee under the Master Lease will be in good working order on the Sublease Commencement Date.

(ii)	Sublessor will not object to Sublessee modifying the entrance to one (1) of the Premises loading dock entrances to accommodate a 14' x 14' clearance so long as such modification is undertaken and completed: (a) at Sublessee’s sole cost and expense and in accordance with Section 5.2 hereof; (b) in accordance with prior written approval from Master Lessor and all conditions of such written approval, including, if any, conditions related to removal of such modification and restoration of the Premises; (c) in accordance with all applicable provisions of the Master Lease; and (d) in accordance with all applicable laws and regulations.

(iii)	Sublessor will (a) leave the FF&E in the Premises on the Sublease Commencement Date for Sublessee’s use, at no additional charge, during the Sublease Term; (b) remove the Excluded Fixtures and Equipment from the Premises prior to the Sublease Commencement Date; and (c) on or about the Sublease Termination Date, convey the FF&E to Sublessee by quitclaim bill of sale, without representation or warranty, for the nominal consideration of $1.00. Commencing on the Sublease Commencement Date, and at all times thereafter, notwithstanding the termination of this Sublease, Sublessee shall indemnify and hold Sublessor harmless for all costs and expenses associated with the location, use, removal and disposal of the FF&E, including but not limited to any costs and expenses arising under the Master Lease or applicable laws. Without limiting the foregoing, it is expressly acknowledged and agreed that Sublessee is and shall be obligated hereunder to remove the FF&E to the extent and in the manner required under the Master Lease.

(iv)	Sublessor, and not Sublessee, shall be responsible for removing (but only to the extent required by Master Lessor under the Master Lease) affixed improvements, trade fixtures and personal property (such personal property to include, without limitation, the Excluded Fixtures and Equipment, but none of the FF&E), cabling and wiring existing in the Premises as of the date of delivery of the Premises to Sublessee. All such removal, together with the associated restoration work (is referred to herein as the “Removal Work”). In addition to the foregoing, Sublessor shall be responsible for the repair or restoration work defined in Section 2(b)(v), below, as the Sublessor Work. Sublessee shall provide reasonable access to the Premises to Sublessor during the months of November and December 2021 to allow Sublessor to perform the Removal Work, as well as reasonable access during October 2021 for planning purposes. Notwithstanding the foregoing, Sublessor shall only be allowed access in October or November if necessary to complete the Removal Work by December 31, 2021. Sublessee covenants to and shall be solely liable for removing the FF&E and any affixed improvements, personal property, trade fixtures, wiring or cabling installed by Sublessee, and for surrendering the Premises at the conclusion of the Sublease Term in the condition required under the Master Lease for the Master Lease Termination Date.

(v)	Sublessor shall deliver the Premises to Sublessee on the Sublease Commencement Date for Sublessee to install furniture, fixtures and equipment, ready the Premises for occupancy, and otherwise commence occupying the Premises for the purposes of conducting business therein. Notwithstanding the foregoing, Sublessor shall be allowed to complete leveling or removal of a raised equipment pad and restoring the underlying flooring in an approximately 3,000 square foot area of the warehouse in Unit 100 (the “Flooring Project”); (ii) painting certain walls of the Premises or portions thereof, if such painting is (A) required by Master Lessor for the Premises to be in the surrender condition required under the Master Lease and such requirement is not the result of Sublessee’s use or occupancy of the Premises (the “Surrender Painting”) or (B) the painting Sublessor has agreed to complete for Sublessee, specifically, the painting for which quotes have already been received or where there are current holes or repair marks marked on Premises walls by the parties (if any, the “Subtenancy Painting Project”) and (iii) repairing the exterior parking lot wall no later than March 31, 2021 (the “Parking Wall Work”). To the extend the Parking Wall Work is Master Lessor’s obligation to perform, Sublessor shall request Master Landlord complete the Parking Wall Work, and Sublessor shall not pass through any cost for the Parking Wall Work to Sublessee. “Sublessor’s Work” shall mean, collectively, the Flooring Project, the Subtenancy Painting Project, and, if applicable, the Surrender Painting. Sublessee acknowledges and agrees that it may not occupy or use the subject portion of the Premises until the Flooring Project has been completed. Sublessee and Sublessor shall reasonably cooperate through the completion of the Sublessor’s Work, and, without limiting the generality of the foregoing, Sublessee shall provide Sublessor and its contractors reasonable access to the Premises to complete Sublessor’s Work, and Sublessor and its contractors shall use commercially reasonable efforts to avoid interruption of Sublessee's business operations. Sublessor will use best efforts to complete or have completed (i) the Flooring Project as soon as practicable and (ii) the Painting Project, if any, no later than February 19, 2021. To the extent Master Lessor requires any Surrender Painting, Sublessee shall provide Sublessor reasonable access to the Premises commencing December 1, 2021 to allow completion of same. Base Rent will be reduced by $3,000 per month and $7,500 per month, respectively, for that portion of Unit 100 that is unusable due to the Flooring Project during (i) February 2021 or (ii) each month between March 2021 through December 2021 (the “Flooring Project Rent Reduction”). The Flooring Project Rent Reduction shall be prorated in the event the Flooring Project is completed on a day other than the final day of a month. For example, if the Flooring Project is completed on February 14th, the Base Rent for February shall be reduced by only $1500 (the product of $3,000 and 14/28).

3.	Rent, Charges for Services and Utilities. Sublessee shall remit all Rent to Sublessor at Sublessor’s Payment Address as set forth in Section 1 or to such other address(es) as Sublessor may designate by prior written notice to Sublessee from time to time. Sublease Base Rent shall nonrefundable and paid in advance on the first (1st) day of each month during the Sublease Term, provided, however, that Sublease Base Rent for February 2021 shall be paid upon Sublease execution by Sublessee. All other Rent due and payable under this Sublease shall be paid within five (5) days of written demand. For the avoidance of doubt: (i) Sublessee hereby assumes and shall be responsible for all property tax, direct and indirect operating expense, common area maintenance expense, and maintenance, repair, and replacement obligations and costs imposed by the Master Lease upon Sublessor, as lessee thereunder, whether with respect to the Premises or other portions of the property within which the Premises is located, incurred during the Sublease Term; and (ii) in the event Sublessee causes Sublessor to incur additional liabilities or costs under the Master Lease through the actions or inactions of Sublessee or those acting by or through Sublessee, the amount of such liabilities and costs shall be Rent hereunder. In furtherance and not limitation of the foregoing, Sublessee shall be responsible for promptly obtaining a certificate of occupancy and for switching electric, telephone/data service, and other utilities to its own name. To the extent Sublessee fails to perform its obligations under this Sublease, including but not limited to this Section 3, and Sublessor incurs associated costs, those costs shall be Rent hereunder, and, if such costs arise from construction that Sublessor must undertake or cause to be undertaken, Sublessee also shall be liable to Sublessor for a five percent (5%) construction oversight fee as Rent hereunder, applicable, however, only to construction costs incurred with third-party architects, engineers, contractors, suppliers of material and equipment, and governmental bodies requiring permits and/or inspections (collectively, “Construction Costs,” and related legal costs are expressly excluded from such definition). If Sublessee fails to pay any installment of Rent within five (5) days from the due date of such payment, in addition to the payment of the late charge set out immediately above, Sublessee shall also pay to Sublessee, as Rent, interest at the Default Rate (hereinafter defined) from the due date of such payment to the date payment is made. “Default Rate” shall mean a rate per annum equal to the lesser of: (i) five percent (5%) in excess of the prime rate of The Wall Street Journal on the due date of such Rent and (ii) the highest rate of interest permitted by applicable laws.

4.	Additional Sublessor Representations, Covenants and Warranties. Sublessor represents, covenants and warrants to Sublessee as follows:

4.1.	Authority. Sublessor is the lawful and only tenant of the Premises and has the full and absolute power and authority, upon receipt of Master Landlord’s written consent, to enter into this Sublease.

4.2.	Master Lease. The copy of the Master Lease attached hereto as Exhibit A is true, accurate and complete and is in full force and effect, and has not been further modified, amended, or supplemented except as expressly set out herein.

4.3.	No Uncured Default. Sublessor has not received any notice, and has no actual knowledge, of any uncured default by Sublessor under the Master Lease.

4.4.	Quiet Enjoyment. Subject to the other terms of this Sublease, if Sublessee performs all the provisions in this Sublease to be performed by Sublessee prior to the expiration of all applicable notice and cure periods, Sublessor shall not disturb Sublessee’s quiet and undisturbed possession of the Premises during the Sublease Term.

5.	Additional Sublessee Representations, Covenants and Warranties. Sublessee hereby represents, covenants and warrants to Sublessor (for the benefit of both Sublessor and Master Landlord) as follows, with respect to the Sublease Term and such further time as Sublessee occupies any part of the Premises:

5.1.	Payments and Security. Sublessee shall make all payments to Sublessor as and when required under Section 3 hereof. As security for such obligation and for the other covenants of Sublessee hereunder, Sublessee has, on or prior to the Sublease Commencement Date, delivered to Sublessor either (i) a cash security deposit equal $350,000.00 (a “Cash Deposit”) or (ii) a letter of credit in a form reasonably approved by Sublessor in an amount equal to $350,000.00 (a “Letter of Credit”) (the “Security Deposit”)[1]. In the event Sublessee delivers Sublessor a Cash Deposit in accordance with the foregoing, Sublessee may, within one (1) month of the Sublease Commencement Date, provide Sublessor a Letter of Credit, and Sublessor shall return the balance of the Cash Deposit to Sublessee within fourteen (14) days following the receipt of such Letter of Credit. Without limiting Sublessor’s rights to utilize the Security Deposit hereunder, Sublessor shall return the balance to Sublessee within fourteen (14) days following the later of expiration of the Sublease and satisfaction by Sublessee of its obligations hereunder.

5.2.	Maintenance and Repair, Alterations. Excluding the Sublessor’s Work, Sublessee shall maintain, repair and keep the Premises in the condition required under the Master Lease at Sublessee’s sole cost and expense at all times during the Sublease Term. Sublessor may, upon reasonable prior notice to Sublessee, inspect the Premises to confirm that the foregoing covenants have not been violated and may exercise self-help and draw upon the Security Deposit for the purpose of remedying such violations to the reasonable satisfaction of Sublessor and the satisfaction of Master Landlord. Sublessee may not undertake any alterations or improvements of the Premises without the prior written consent from Master Landlord required under the Master Lease and the prior written consent of Sublessor, which consent shall not be unreasonably withheld, provided, however, if Sublessor determines in its reasonable discretion that the proposed alterations or improvements could actually or potentially increase the time or expense for the Premises to be surrendered on the Master Termination Date in the condition required under the Master Lease, Sublessor may condition its consent on Sublessee paying an additional fee to Sublessor in an amount equal to 105% of the anticipated Construction Costs (as defined in Section 3.2) for Sublessor to restore the Premises to the required condition. Without limiting the generality of the foregoing, Sublessee shall cooperate with an inspection by Sublessor at or prior to the conclusion of the Sublease Term so that Sublessor may determine whether and to what extent Sublessee is entitled to a release of the Security Deposit.

5.3.	Occupancy and Use. Sublessee shall comply with all occupancy and use covenants imposed pursuant to the Master Lease; Sublessee shall not use the Premises for any uses other than as described in Section 1, and Sublessee shall not make any use of the Premises that is prohibited by any applicable law, ordinance, code, regulation, license, permit, variances or governmental order. Sublessee also shall be liable for any breach of the foregoing covenants or any costs or liabilities incurred by Sublessor arising from the actions or inactions of those acting by or through Sublessee, including but not limited to its agents, employees, contractors, and invitees.

5.4.	Assignment and Subletting. Sublessee shall not (a) assign, transfer, mortgage or pledge this Sublease, (b) sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises, (c) suffer or permit this Sublease or the leasehold estate hereby created or any other rights arising under this Sublease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or (d) permit the occupancy of the Premises by anyone other than Sublessee [the events listed in clauses (1) to (4) being hereinafter referred to as a “Transfer”] without (i) prior written consent required from Master Landlord under the Master Lease; and (ii) unless the Transfer is to an affiliate of Sublessee for which no Master Landlord consent is required, prior written consent from Sublessor, which consent may be withheld, conditioned or delayed in Sublessor’s sole discretion. Sublessee shall have no claim against Sublessor, and no right to undertake or permit any Transfer, in the event Master Landlord withholds consent to a Transfer, even if Master Landlord’s failure to give consent is unreasonable or a violation of a covenant in the Master Lease. Any attempted Transfer in violation of this Section 5.4 shall be void. Sublessor shall have the right, subject to all requirements for assignments under the Master Lease, to assign its interest in the Master Lease and this Sublease without the consent of Sublessee, provided that the assignee of Sublessor assumes all of the obligations of Sublessor under this Sublease that arise on and after the date of the assignment.

6.	Casualty and Taking

6.1.	Termination of Master Lease. In the event all or any part of the Premises are destroyed or damaged by fire or other casualty or taken by eminent domain during the Sublease Term, and either Sublessor or Master Landlord terminates the Master Lease because of such damage, destruction or taking, this Sublease shall likewise terminate on the same date the Master Lease terminates. Sublessor shall give Sublessee prompt written notice of any such termination and the date on which it shall occur.

6.2.	Repair, Restoration and Abatement. In the event any such damage, destruction or taking of the Premises occurs, but this Sublease is not terminated pursuant to Section 6.1 above, Sublessor shall, upon written request from Sublessee, promptly request that Master Landlord repair and restore the Premises and abate Rent to the extent required by the terms of the Master Lease. Sublessor shall have no liability hereunder for Master Landlord’s failure to do so.

6.3.	Reservation of Award. Any and all rights to receive awards made for damages to the Premises or the leasehold estate hereby created accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority, are reserved to Sublessor and Master Landlord. Sublessee hereby releases and assigns to Sublessor and Master Landlord all Sublessee’s rights to such awards and covenants to deliver such further assignments and assurances thereof as Sublessor or Master Landlord may from time to time in writing request. However, Sublessee shall retain the right to pursue a separate award for relocation expenses and damages to its trade fixtures so long as such separate claim does not reduce or adversely affect the amount of Master Landlord’s or Sublessor’s awards.

7.	Master Lease

7.1.	Sublease Subject to Master Lease. This Sublease and Sublessee’s interest hereunder shall be subject and subordinate to the Master Lease, and to the lien of any mortgage or deed of trust or the interest of any ground lessor of the land on which the Premises is situated (the “Land”). Within ten (10) days after receipt of a written request therefor from Sublessor, Sublessee shall execute and deliver an instrument confirming the foregoing if required by Master Landlord, mortgagee, beneficiary under the deed of trust or ground lessor. Sublessor and Sublessee will not, by any act or omission to act, cause a default under the Master Lease. This Sublease neither imposes any additional obligations on Master Landlord under the Master Lease nor waives or limits any rights of Master Landlord under the Master Lease.

7.2.	Compliance with Master Lease. Except as otherwise provided (or reasonably inferred) within this Sublease, all of the terms, provisions, covenants and conditions of the Master Lease are incorporated herein by reference and hereby made a part of and are superior to this Sublease. As between Sublessor and Sublessee, Sublessee hereby assumes and agrees to fully perform all of the obligations of Sublessor as the Tenant under the Master Lease other than (i) the payment of Base Rent thereunder; (ii) the Sublessor obligations referenced in Section 2; and (iii) obligations, if any, referenced on Schedule 7.2 attached hereto and by this reference made a part hereof. Neither Sublessee nor Sublessor shall have any liability to one another, however, for a breach of any covenant, condition or agreement to be observed by Master Landlord under the Master Lease. Sublessee shall obtain and maintain all insurance of the type and coverages specified in the Master Lease to be obtained by the Sublessor under the Master Lease, in the amounts not less than those specified in the Master Lease. All liability policies of insurance obtained by Sublessee shall name Master Landlord and Sublessor and any mortgagee or beneficiary under a deed of trust or mortgage encumbering the Premises or the Land and any ground lessor of the Land as additional insureds, and all property policies shall name Master Landlord as additional loss payee. Sublessee’s insurance shall be primary over Master Landlord’s and Sublessor’s insurance. In addition to its delivery prior to the Sublease Commencement Date, Sublessee shall deliver to Sublessor, upon written request, certificates reflecting that Sublessee has obtained and is maintaining the required insurance coverages in the appropriate amounts.

7.3.	Services. Sublessor shall have no duty to Sublessee to provide any services to the Premises or the property on which the Premises is located, nor shall Sublessor have any liability to Sublessee for Master Landlord’s failure to provide services required under the Master Lease other than to promptly deliver requests and notices of default to Master Landlord upon the request of Sublessee.

7.4.	Rights of Sublessor. Except as otherwise provided within this Sublease, in the event of any default of Sublessee under this Sublease, Sublessor shall have all of the rights and remedies of Master Landlord under the Master Lease as against Sublessee. Any provision of the Master Lease requiring the consent of Master Landlord shall be deemed to require: (i) the consent of Master Landlord, in its sole discretion; and (ii) except for any provisions listed on Schedule 7.4 attached hereto and by this reference made a part hereof, the consent of Sublessor.

7.5.	Indemnification of Sublessor by Sublessee. Sublessee shall and hereby does indemnify and hold Master Landlord and Sublessor harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) asserted against, imposed upon or incurred by Sublessor or Master Landlord by reason of (a) any violation caused, suffered or permitted by Sublessee, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of the Master Lease to be observed by Sublessee pursuant to the provisions of this Sublease, and (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Premises, except as a result of the intentional or negligent acts or omissions of Sublessor or its respective agents, servants, employees or invitees.

7.6.	Indemnification of Sublessee by Sublessor. Sublessor shall and hereby does indemnify and hold Sublessee harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) asserted against, imposed upon or incurred by Sublessee by reason of any violation caused, suffered or permitted by Sublessor, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of (a) the Master Lease (other than those terms, covenants, or conditions of the Master Lease to be observed by Sublessee under the terms of this Sublease) and/or (b) this Sublease.

7.7.	Notice. The foregoing indemnification obligations are conditioned on the indemnified party promptly notifying the indemnifying party in writing after any of the indemnified parties receives notice of a claim or loss for which indemnification is or may be sought under this Sublease. Failure to provide such notice will relieve the indemnifying party of its indemnity obligations to the extent that such failure prejudices the indemnifying party. The indemnifying party will have the right to control, in a manner not adverse to the indemnified parties, the defense and settlement of any claims. The indemnified parties may employ counsel, at their own expense, with respect to any such claim (provided that if counsel is employed due to a conflict of interest or because the indemnifying party does not assume control of the defense, the indemnifying party will bear such expense). The indemnifying party will not admit liability or enter into any settlement of a claim that adversely affects the indemnified parties’ rights or interests without the indemnified parties’ prior written approval. The indemnifications set forth in this Section 7 shall survive the expiration or earlier termination of this Sublease with respect to any claims or liability occurring prior to such expiration or termination.

7.8.	Master Landlord’s Rights. Master Landlord shall have all rights with respect to the Premises that it has reserved to itself as Landlord under the Master Lease.

7.9.	Termination of Master Lease. In the event Master Landlord terminates the Master Lease pursuant to its terms, or the Master Lease otherwise terminates or expires, this Sublease shall likewise and simultaneously terminate.

7.10.	Master Landlord’s Consent. This Sublease shall not be effective unless and until the Master Landlord consents to it in writing.

8.	Miscellaneous

8.1.	Notices. All notices required or permitted hereunder shall be in writing and addressed, if to the Sublessee, at Sublessee’s Address in Section 1 or such other address as Sublessee shall have last designated by written notice to Sublessor and, if to Sublessor, at Sublessor’s Address in Section 1 or such other address as Sublessor shall have last designated by written notice to Sublessee. Any notice shall be deemed duly given when delivered to such address, postage prepaid, registered or certified mail, return receipt requested.

8.2.	Estoppel Certificate. Upon not less than six (6) days’ prior written notice from a requesting Party, the other Party shall execute, acknowledge and deliver a written statement, addressed to such person(s) as the requesting Party shall not unreasonably designate, certifying (a) that this Sublease is unmodified and in full force and effect, (b) the dates to which Rent and any other charges have been paid, and (c) that the requesting Party is not in default hereunder (or, if in default, specifying the nature of such default in reasonable detail). Any such certificate may be relied upon by the person to which it is addressed as to the facts stated therein.

8.3.	Brokerage. Sublessor and Sublessee each represents and warrants it has dealt with no broker in connection with this transaction other than CBRE as broker for both Parties. Each party agrees to defend, indemnify and save the other harmless from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by any broker or agent with respect to the indemnifying party’s dealings in connection with this Sublease, to include reasonable attorney’s fees other than CBRE, and Sublessor shall pay the commission owed to CBRE pursuant to a separate agreement.

8.4.	Applicable Law and Construction. This Sublease shall be governed by and construed in accordance with the laws of the State of California. If any term, covenant, condition or provision of this Sublease or the application thereof to any person or circumstances shall be declared invalid or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Sublease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties. There are no other oral or written agreements between Sublessor and Sublessee affecting this Sublease. This Sublease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by both Sublessor and Sublessee and consented to by Master Landlord. The titles of the several Sections contained herein are for convenience only and shall not be considered in construing this Sublease. Unless repugnant to the context, the words “Sublessor” and “Sublessee” appearing in this Sublease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns and those claiming by, through or under them respectively. If there be more than one Sublessee, the obligations imposed by this Sublease upon Sublessee shall be joint and several.

8.5.	Execution. This Sublease may be executed in one or more counterparts, each of which will be an original and all of which counterparts, taken together, will constitute one and the same agreement, binding upon all parties. For purposes of this Sublease, electronic and scanned signatures will be deemed originals. Each party to this Sublease hereby represents to the other party that it is has caused this Sublease to be executed by an authorized signatory.

SIGNATURE PAGES FOLLOW

SIGNATURE PAGES SUBLEASE

3550 Tyburn Street, Unit 100 and Unit 101, Los Angeles, California 90065

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease on January 27, 2021.

SUBLESSOR:
R. R. DONNELLEY & SONS COMPANY

By:	/s/ Deborah Steiner
Name:	Deborah Steiner
Its:	Corporate Secretary

SUBLESSEE:
XOS, INC.

By:	/s/ Christen T. Romero
Name:	Christen T. Romero
Its:	Senior Corporate Counsel and Authorized Signatory

Schedule A: Excluded Fixtures and Equipment

Exhibit A: Master Lease

MASTER LESSOR ACKNOWLEDGEMENT

Master Lessor hereby acknowledges and consents to the foregoing Sublease, including, without limitation, the Sublease Use.

MASTER LESSOR:

RIF V – GLENDALE COMMERCE CENTER, LLC, a California Limited Liability Company

By:	Rexford Industrial Realty, L.P., a Maryland limited partnership, Its Managing Member

By:
Name	Printed: Howard Schwimmer
Title:	Co-Chief Executive Officer
Date of Execution: ________________, 2021

Schedule A

Excluded Fixtures and Equipment

(3) Vutek 5000 large printers

(1) Baler

(1) Muller Martini Stitcher

(1) Padding Machine

(2) Heidelberg Cylinders

(1) Forklift

(1) Propane Storage Rack

(1) Industrial Scale

(1) Shrinkwrap Machine

Schedule 7.2

Master Lease Lessee Obligations to be performed by Sublessor (in addition to the payment of Base

Rent, and without limiting Sublessor’s continuing liability under the Master Lease to Master Lessor)

Obligation	Master Lease Section

Schedule 7.4

Master Lessor Consent Right Matters under Master Lease

for which Sublessor will not have a Consent Right

Consent Right	Master Lease Section